File No. 333-28251
                                                        AS FILED PURSUANT TO
                                                        RULE 424(b)(2) UNDER THE
                                                        SECURITIES ACT OF 1933

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated July 29, 1997)

                       PALOMAR MEDICAL TECHNOLOGIES, INC.

                                  Common Stock


          With respect to the number of shares set forth in the "Selling Stockholders" table appearing on pages 20-22 of the Prospectus, the number of shares set forth in that table represent an estimate of the number of shares of Common Stock to be offered by the Selling Stockholders. The actual number of shares of Common Stock issuable upon conversion of the Preferred Stock and Debentures is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on a number of factors which cannot be predicted by the Company at this time, including among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Preferred Stock and Debentures by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933.

         With respect to the description of "Securities Offered" in the Prospectus summary (appearing on page 5 of the Prospectus), the actual number of shares of Common Stock issuable upon conversion of the Preferred Stock and Debentures is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on a number of factors which cannot be predicted by the Company at this time, including among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Preferred Stock and Debentures by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933.


                 THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH
                      DEGREE OF RISK. SEE "RISK FACTORS" IN
                         THE PROSPECTUS ATTACHED HERETO.


   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


September 19, 1997